Exhibit 21.1

LIST OF SUBSIDIARIES OF ITERUM THERAPEUTICS PLC

Subsidiary	Jurisdiction
Iterum Therapeutics International Limited	Ireland
Iterum Therapeutics US Limited	Delaware
Iterum Therapeutics US Holding Limited	Delaware
Iterum Therapeutics Bermuda Limited	Bermuda